Health and Retirement
     HRPT      Properties Trust
                                                                Newton, MA
     400 Centre Street, Newton, MA  02158
     *  (617) 332-3990  *  Fax: (617) 332-2261

                                             October 17, 1994

     FOR IMMEDIATE RELEASE                          For More Information
                                                    Contact:
                                                    David J. Hegarty
                                                    Executive Vice President
                                                    (617) 332-3990

                    Health and Retirement Properties Trust
                        Adopts Shareholder Rights Plan

               Newton, MA: Health and Retirement Properties Trust (NYSE symbol "HRP") today announced that it has adopted a shareholder rights plan. Under the terms of the rights plan, Preferred Share Purchase Rights will be distributed as a dividend at the rate of one Right for each outstanding Common Share of beneficial interest in the Trust. The distribution will be made to shareholders of record as of the close of business on November 7, 1994.

               Generally, shareholder rights plans are designed to enable the board to protect shareholder interests in the event of an unsolicited attempted to acquire a company. The Health and Retirement shareholder rights plan is not aimed at preventing a takeover, but rather at better ensuring that any potential acquiror negotiates with the Trust's Board of Trustees prior to attempting a takeover.

               Under the shareholder rights plan, the Rights would be exercisable if a person or group acquired 10% or more of the Trust's outstanding Common Shares. In such an event, all holders of Common Shares, other than the 10% acquiror, could exercise their Rights and purchase Common Shares at a substantial discount -- approximately one-half market value. Details of the shareholder rights plan and the Rights issued under the shareholder rights plan are outlined in a letter and related Summary of Rights that will be mailed to holders of the Common Shares shortly after the November 7, 1994 record date for distribution of the Rights.

               Health and Retirement Properties Trust is a real estate investment trust headquartered in Newton, Massachusetts which at September 30, 1994 had approximately $872 million of health care related real estate investments and commitments in 158 facilities located in 29 states.

     --------------------------------------------------------------------
     A Maryland Real Estate Trust with transferrable shares of beneficial interest listed on the New York Stock Exchange. No shareholder, Trustee or officer is personally liable for any act or obligation by the Trust.

                                     (end)